Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Ordinary Shares (including the Class A ordinary shares represented by ADSs) and Class B Ordinary Shares, par value US$0.00001 per share, of iQIYI, Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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Signature Page

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of March 14, 2022.

Baidu (Hong Kong) Limited

By:	/s/ Herman Yu
Name:	Herman Yu
Title:	Director

Baidu Holdings Limited

By:	/s/ Robin Yanhong Li
Name:	Robin Yanhong Li
Title:	Director

Baidu, Inc.

By:	/s/ Robin Yanhong Li
Name:	Robin Yanhong Li
Title:	Chairman and Chief Executive Officer